Exhibit 21.1

Subsidiaries of Exopack Holding Corp.

Name of Subsidiary	Jurisdiction of Organization/Incorporation
Exopack, LLC	Delaware
Exopack-Thomasville, LLC	Delaware
Exopack-Hebron, LLC	Delaware
Exopack-Ontario, Inc.	California
Exopack Technology, LLC	California
Cello-Foil Holding Corp.	Delaware
Cello-Foil Products, Inc.	Michigan
TPG Group Holding Corp.	Delaware
TPG Enterprises, Inc.	Delaware
TPG (US), Inc.	Delaware
The Packaging Group (NSULC)	Canada
Exopack-Newmarket, Ltd.	Canada
3181952 Nova Scotia Company	Canada
Exopack L.P.	Canada